Exhibit 10.1

March 24, 2021

Brian T. Mauntel

1905 Berkshire Road

Columbus, OH 43221

Dear Brian,

It is my pleasure to confirm the following offer of employment for the position of President at Citizens Business Bank. This position reports to David A. Brager, Chief Executive Officer.

Position:	President

Salary:	$450,000 per year. You will be eligible for an annual salary review of each year, beginning in 2022.

Start Date:	On or before April 26, 2021

Relocation/Sign-On Bonus:

$100,000, less applicable state/federal taxes. In the event that you leave Citizens Business Bank within the first year of employment, you will be responsible for the reimbursement of the relocation sign-on bonus to the Bank.

Restricted Stock:	20,000 Shares of Restricted Stock evenly split between time-vesting restricted stock (“RSA”) (50%) and performance vesting restricted stock units (“PRSU”) (50%) upon Board approval (3 year vesting).

Car Allowance:	$1,200 monthly

Country Club Membership:	The Bank agrees to reimburse you for monthly dues and reasonable business expenses associated with one club membership.

Performance Compensation:	You will be eligible to participate in the 2021 Performance Compensation Plan payable in February 2022. You will have the potential to earn up to 80% of your base salary.

Deferred Compensation:	You will be eligible to participate in the Deferred Compensation Plan. Details will be provided to you upon hire.

Change of Control:	Two year Change in Control – Based on Combined Base Salary and Bonus

Benefits:

As a full-time regular employee you will be eligible to participate in the Bank’s benefit plans. All benefits are based on your anticipated start date indicated above. You will be provided detailed information about your medical benefit options shortly before your waiting period ends.

•  Vacation

You will be eligible for twenty (20) days each calendar year. Your first year of your employment, the vacation accrual will be pro-rated.

•  Welfare Plan

You will be eligible to participate in the Bank’s Benefits Plan on the first day of the month following the completion of one calendar month of employment.

•  401(k) and Profit Sharing Plan

You will be eligible to participate in the CVB Financial Corporation 401(k) portion of the plan on January 1, 2022. Additionally, the Bank provides a profit sharing contribution subject to Bank performance. Profit sharing plan information will be provided to you.

Drug Test:	We require a pre-employment drug test. The job offer will be contingent on successfully passing the drug test.

At Will Statement:

This offer letter is not a contract of employment and shall not be construed as such. Any employment relationship is based on the mutual consent of the associate and Citizens Business Bank. Accordingly, at any time, either the associate or the Bank can terminate the employment relationship and will, with or without cause or advance notice.

Company Required Agreements:

Prior to the commencement of your employment, you will be required to execute several documents, including an agreement that your employment is “at will” as noted above, an agreement to abide by the Company’s policies and procedures (including those enumerated in the Associate Handbook), and an agreement to arbitrate specified claims or disputes.

Proprietary or Confidential Information:

We would also like to confirm that we are not hiring you to acquire any proprietary or confidential information of your prior employers and ask that you neither bring any such information with you nor disclose any such information during your employment with us. We also want to ensure that your employment with the Company does not violate any noncompetition, non-solicitation, nondisclosure, or proprietary information or other similar agreements to which you may be bound. If you are bound by such an agreement with a prior employer or anyone else, please give us a copy of that agreement so that we can ensure that your employment with CBB will not violate that agreement. By not providing us with such an agreement, you are representing that no such agreement exists and that you will not be prevented from performing any of your duties for CBB as a result of any agreement with or other contractual or statutory obligation to (including, without limitation, any noncompetition, proprietary information or nondisclosure agreement) any prior employer or other person or entity.

Please feel free to call me if you should have any questions or require additional information. This offer will expire seven (7) days from the date of this letter. Should you accept, I ask that you sign and return one copy of this letter. In the meantime, I would be glad to discuss any aspect of this offer with you.

We are excited to have you as an important part of the Citizens Business Bank team.

Sincerely,

David A. Brager

Chief Executive Officer

I have read and understand that any offer of employment will be contingent upon the completion of a satisfactory background check which will consist of verifying employment, education, references, social security, Department of Motor Vehicle, criminal, compliance, credit and acceptance by the bonding company.

I have read this offer and accept the terms of the position described herein.

Signature ________________________________________ Date____________________________________________